Exhibit 21


SUBSIDIARIES OF THE CORPORATION

All subsidiaries of E'town Corporation as of December 31, 1997 are as follows:


                                               State of
      Name                                  Incorporation

     Elizabethtown Water Company              New Jersey

      E'town Properties, Inc.                   Delaware

      Edison Water Company                    New Jersey

      Applied Watershed Management, LLC (1)



(1) Joint venture formed as a Limited Liability Company. The company is 65%-owned by E'town Corporation.
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                                                    Exhibit 21


SUBSIDIARIES OF THE COMPANY

All subsidiaries of Elizabethtown Water Company as of December 31, 1997 are as follows:


                                               State of
      Name                                     Incorporation

      The Mount Holly Water Company              New Jersey